Exhibit 99(a)

PRESS RELEASE

Contact:	Sheryl Seyer
Investor Relations
877-777-6560

LA QUINTA® ANNOUNCES FOURTH QUARTER 2003 FINANCIAL RESULTS

Reports Strong Fourth Quarter Performance

Dallas, Texas (February 26, 2004) — La Quinta Corporation (NYSE: LQI) today announced financial results for the fourth quarter and year ended December 31, 2003.  La Quinta will hold a conference call today at 11:00 AM (EST) to discuss these results and its business.  A schedule reconciling net loss to Adjusted EBITDA is included in the supplemental tables.

For the fourth quarter 2003, La Quinta reported:

•                  Revenues of $120 million, a 7% increase compared to 2002.

•                  Net loss of $10 million, or ($0.07) per share, versus net loss of $27 million, or ($0.18) per share, in 2002.

•                  RevPAR for total company owned hotels of $33.48, a 10% increase compared to 2002.

•                  Adjusted EBITDA of $33 million, a 22% increase compared to 2002.

For the year 2003, La Quinta reported:

•                  Revenues of $513 million, a 2% decline compared to 2002.

•                  Net loss of $84 million, or ($0.58) per share, versus net loss of $508 million, or ($3.55) per share in 2002.

•                  RevPAR for total company owned hotels of $36.15, a 2% increase compared to 2002.

•                  Adjusted EBITDA of $155 million, a 9% decline compared to 2002.

“We are pleased that we continued to outperform our direct competitors and the overall lodging industry in RevPAR growth in the fourth quarter of 2003.  Our outstanding results make it clear that La Quinta’s initiatives are driving our performance,” commented Francis W. (“Butch”) Cash, President and Chief Executive Officer.  “We have dramatically improved the lodging operations as well as the balance sheet of La Quinta.  With the corporate turnaround behind us, we are now positioned to grow the Company.”

Operating Results

La Quinta’s total company RevPAR increased 10% for the fourth quarter, with the improvement driven by increased occupancy primarily from its Internet distribution initiatives.  In addition, La Quinta improved its performance relative to its local market competition.  For the quarter, in the Company’s top ten markets — Dallas/Ft. Worth, Houston, Denver, San Antonio, Austin, New Orleans, Atlanta, Orlando, Miami/Ft. Lauderdale and Phoenix — RevPAR of La Quinta’s direct competitors increased 2%, while La Quinta’s RevPAR increased 7%.  RevPAR of La Quinta’s direct competitors in all markets increased 4% while La Quinta’s RevPAR increased 10%.

909 Hidden Ridge, Suite 600  ♦  Irving, Texas  75038  ♦  214-492-6600  ♦  214-492-6616 (fax)

Revenues from Internet distribution channels increased over 100% in the fourth quarter of 2003 compared to the fourth quarter of 2002, and for the full year 2003 represented approximately 13% of La Quinta’s total revenue.  The Company has built strong relationships with third party distribution partners as well as enhanced its proprietary website, LQ.com.  For the full year 2003, revenues from third party distribution partners increased 87% over last year, and revenues from LQ.com increased 83% over 2002.  In addition, approximately 30% of 2003 revenues were derived from members of the Company’s frequent stayer program, La Quinta Returns®, compared to 20% in 2002.

“Our Internet distribution channels and frequent stayer program are generating new and repeat customers for La Quinta,” said Mr. Cash.  “The leisure traveler has returned and business travel is showing improvement.  Our properties are in excellent condition and our guest satisfaction scores have increased for 13 consecutive quarters.  All these factors, combined with the low supply growth anticipated for the next several years in the lodging industry, have set the stage for some good years ahead for La Quinta.”

La Quinta opened 14 franchise properties (1,267 rooms) during the fourth quarter for a total of 96 franchised properties (8,702 rooms) open at the end of 2003.  La Quinta expects to open about 50 franchise properties this year and in each of the next several years. The majority of the properties expected to open in 2004 are anticipated to be new construction, a result of projects initiated through our franchise program over the past two years.

Financial Results

Revenues for the fourth quarter increased 7% over the 2002 results. The revenue increase was primarily the result of a total company RevPAR increase of 10%, partially offset by the loss of revenues associated with hotels sold during 2003.

Net loss was $10 million, or ($0.07) per share, for the fourth quarter of 2003, versus a net loss of $27 million, or ($0.18) per share, in the fourth quarter of 2002. The improved net loss during the quarter was primarily the result of revenue increases in 2003 as well as the impact of $8 million of impairment expense that was included in the fourth quarter of 2002.

Adjusted EBITDA for the fourth quarter was $33 million, a 22% increase compared to $27 million in the fourth quarter of 2002.  The increase in Adjusted EBITDA was driven primarily by revenue improvement as well as by lower self insurance liability and real estate tax expense.  Direct cost per occupied room declined over 10% during the fourth quarter of 2003 versus the same period in 2002.

La Quinta sold four company owned hotels for gross proceeds of approximately $10 million during the fourth quarter of 2003.  For the full year 2003, La Quinta sold a total of eight hotels for gross proceeds of approximately $20 million.  As of December 31, 2003, the Company had 2 hotels and land with a net book value of approximately $13 million that it intends to sell.

La Quinta also completed the sale of its non-strategic business, TeleMatrix, in December 2003, for which it received cash proceeds of $6 million.  The impact of the TeleMatrix sale was not material to La Quinta’s results for 2003.

“During the last two quarters in 2003, La Quinta delivered strong results due to our improving guest satisfaction, increasing Internet distribution revenues and prudent cost management,” said David L. Rea, Executive Vice President and Chief Financial Officer.  “We believe there is considerable value that can be created from our existing hotel operations as the economy and the Company’s top ten markets improve, and as business travel becomes stronger.  La Quinta will also continue to grow through its successful franchising program. In addition, with our strong balance sheet and access to the capital markets, we have positioned the Company for future growth through potential acquisition opportunities within the limited service lodging segment.”

At December 31, 2003, La Quinta had $327 million in cash and no borrowings under its $150 million credit facility (other than $20 million in letters of credit). The Company’s net debt (total indebtedness less cash and the Company’s investment in its 7.114% Securities) was $446 million at December 31, 2003 and $656 million at December 31, 2002.  Net debt at December 31, 2003 includes the effect of $184 million in net proceeds from an equity offering completed in November 2003.

Current Outlook

La Quinta maintains its 2004 guidance of a total company RevPAR increase of 5%, Adjusted EBITDA of $165 million and a net loss of $51 million.  The net loss includes a pretax loss of $27 million on early retirement of debt.  Capital expenditures for 2004 are currently anticipated to be approximately $65 million, which includes $20 million related to a redevelopment project in downtown San Antonio.  La Quinta currently expects its 2004 RevPAR growth to be higher in the first half of the year than in the second half.  RevPAR growth in the first half of 2004 is likely to be driven by continued occupancy gains partially offset by lower average rates.

For the first quarter of 2004, La Quinta currently anticipates total company RevPAR to increase approximately 9% over the first quarter of 2003.  Adjusted EBITDA is currently anticipated to be approximately $35 million and net loss is currently anticipated to be approximately $13 million.  Schedules reconciling net loss to Adjusted EBITDA guidance for first quarter and full year 2004 are included in this press release.

Conference Call and Where You Can Find Additional Information

On Thursday, February 26, 2004 at 11:00 AM (EST) La Quinta will hold a conference call and audio webcast to discuss its financial results and business outlook.  During the conference call, La Quinta may discuss and answer one or more questions concerning business and financial matters and trends affecting the Company.  The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.

Simultaneous with the conference call, an audio webcast of the call will be available via a link on the La Quinta website, www.LQ.com, in the Investor Relations—Webcasts section.  The conference call can be accessed by dialing 800-240-4186 (International: 303-262-2075).  An access code is not required. A replay of the call will be available from 1:00 PM (EST) on February 26, 2004 through 12:59 AM (EST) on March 5, 2004 by dialing 800-405-2236 (International: 303-590-3000) and entering the access code of 570320#.  The replay will also be available in the Investor Relations—Webcasts section of the La Quinta website, www.LQ.com.

About La Quinta Corporation

Dallas based La Quinta Corporation (NYSE: LQI), a limited service lodging company, owns, operates or franchises more than 370 La Quinta Inns and La Quinta Inn & Suites in 33 states.  Today’s news release, as well as other information about La Quinta, is available on the Internet at www.LQ.com.

Safe Harbor Statement

Certain matters discussed in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “believes,” “anticipates,” “expects,” “intends,” “estimates,” “projects” and other similar expressions, which are predictions of or indicate future events and trends, typically identify forward-looking statements.  Our forward-looking statements are subject to a number of risks and uncertainties, which could cause actual results or the timing of certain events to differ materially from those projected in or contemplated by the forward-looking statements.  Accordingly, we cannot assure you that the expectations set forth in these forward-looking statements will be attained.  Some of the factors that could cause actual results or the timing of certain events to differ from those described in these forward-looking statements include, without limitation, our ability to successfully grow revenues (through our revenue initiatives, including our franchising program, our internet distribution initiatives and our frequent stayer program, or otherwise) and profitability of our lodging business and franchising program; concentration of our properties in certain geographic areas; our ability to realize sustained labor or other cost savings; the availability and costs of insurance for our properties and business; competition within the lodging industry, including in the franchising of the La Quinta® brand; our ability to generate attractive rates of return on new lodging investments; the cyclicality of the lodging business; the impact of U.S. military action abroad and/or additional terrorist activities; the effects of a general economic slowdown, including decreases in consumer confidence and business spending, which may adversely affect our business and industry; interest rates; the ultimate outcome of litigation filed against us; the availability of capital for corporate purposes including for debt repayment, acquisitions and capital expenditures; the conditions of the capital markets in general; acquisition-related risks, including the ability to identify candidates that meet our financial and strategic criteria, successfully complete any acquisitions that we may enter into, and effectively integrate the business of any company that we may acquire; and other risks detailed from time to time in our filings with the Securities and Exchange Commission, including, without limitation, the risks described in our Joint Current Report on Form 8-K  filed with the Securities and Exchange Commission on October 21, 2003, in the section entitled “Certain Factors You Should Consider About Our Companies, Our Businesses and Our Securities.”  We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Statement Concerning Non-GAAP Measurement Tools

La Quinta uses Adjusted EBITDA as a supplemental measure of the Company’s performance because we believe it gives the reader a more complete understanding of our financial condition and operating results. We use this metric to calculate various financial ratios and to measure our performance, and we believe some debt and equity investors also utilize this metric for similar purposes.  Adjusted EBITDA includes adjustments for non-cash income or expenses such as depreciation, amortization and other non-cash items.  Adjusted EBITDA is also adjusted for income taxes, interest expense and minority interest (which includes our preferred stock dividends of La Quinta Properties, Inc.), as well as certain cash income or expense that we believe otherwise distort the comparability of the measure.  Adjusted EBITDA is intended to show unleveraged, pre-tax operating results.  The impact of investing and financing transactions, as well as income taxes, should also be considered in evaluating overall results.  Adjusted EBITDA is not intended to represent any measure of performance in accordance with generally accepted accounting principles (“GAAP”) and our calculation and use of this measure may differ from our competitors.  This non-GAAP measure should not be read in isolation or as a substitute for a measure of performance or liquidity prepared in accordance with GAAP.  A detailed schedule reconciling GAAP net loss to Adjusted EBITDA is included in the attached supplemental tables.

Supplemental Schedules
Financial Results	A
Other Expense (Income)	B
Supplemental Non-GAAP Financial Data	C
Other Supplemental Information	D
Summary Lodging Statistics	E

La Quinta Corporation

Schedule A

Financial Results

	Three months ended		Twelve months ended
Operating Data	December 31,		December 31,
(In thousands, except per share data)	2003	2002	2003	2002
Revenue:

Lodging	$118,344	$109,906	$507,904	$508,191
Other	1,183	1,289	5,048	12,633
Total revenue	119,527	111,195	512,952	520,824

Expenses:
Direct lodging operations	56,845	55,422	232,816	232,605
Other lodging expenses	15,207	13,830	69,048	66,405
General and administrative	14,802	15,074	55,813	51,302
Interest, net	15,725	13,485	62,679	64,995
Depreciation and amortization	32,092	32,421	128,453	123,152
Impairment of property and equipment, mortgages and other notes receivable	192	7,947	67,302	36,731
Other expense (income)	557	(248)	8,151	(14,621)
Total expenses	135,420	137,931	624,262	560,569
Loss before minority interest, income taxes, discontinued operations and cumulative effect of change in accounting principle	(15,893)	(26,736)	(111,310)	(39,745)
Minority interest	(4,489)	(4,644)	(18,135)	(18,522)
Income tax benefit (expense)	9,516	5,444	50,154	(181,530)
Loss before discontinued operations and cumulative effect of change in accounting principle	(10,866)	(25,936)	(79,291)	(239,797)
Discontinued operations, net	451	(857)	(4,471)	(19,598)
Loss before cumulative effect of change in accounting principle	(10,415)	(26,793)	(83,762)	(259,395)
Cumulative effect of change in accounting principle, net	—	—	—	(248,358)
Net loss	$(10,415)	$(26,793)	$(83,762)	$(507,753)

Per Share Data:
Loss before discontinued operations and cumulative effect of change in accounting principle	$(0.07)	$(0.18)	$(0.55)	$(1.68)
Discontinued operations, net	—	—	(0.03)	(0.14)
Cumulative effect of accounting principle, net	—	—	—	(1.73)
Net loss per share — basic and assuming dilution	$(0.07)	$(0.18)	$(0.58)	$(3.55)

Weighted average shares outstanding
Basic and assuming dilution	154,966	142,622	144,486	143,088

Prior period results have been reclassified to conform to current period presentation.

Schedule B

Other Expense (Income)

	Three months ended		Twelve months ended
	December 31,		December 31,
(In thousands)	2003	2002	2003	2002
Employee severance and related employment costs(1)	$—	$—	$—	$861
Provision for loss on interest and other receivables	—	—	—	1,900
(Gain) loss on sale of assets and related costs(2)	(1,322)	165	(1,292)	(10,296)
Loss on early extinguishments of debt	191	3	6,393	1,029
Gain on settlement(3)	—	—	—	(5,442)
Other(4)	1,688	(416)	3,050	(2,673)
Total other expense (income)	$557	$(248)	$8,151	$(14,621)

(1)          During the year ended 2002, we recorded employee severance and other related employment costs of $861 related to a reduction in staff at our San Antonio reservations call center of approximately 70 employees in response to the travel industry’s shift toward online reservations and a decline in call volume.

(2)          During the three months ended December 31, 2003 and 2002, we recognized a gain of $1,322 and a loss of $165, respectively, as a result of the sale of property and equipment.  During the years ended December 31, 2003 and 2002, we recognized gains related to the sale of property and equipment of $1,292 and $7,729, respectively.  In addition, mortgage repayments resulted in a gain of $2,567 for the year ended December 31, 2002.

(3)          During the year ended 2002, we settled obligations and receivables related to properties previously sold that resulted in a gain on settlement of approximately $5,442.  As part of the settlement, we received a $2,300 recovery on receivables previously written off and our obligation of approximately $3,142 with respect to certain contingent liabilities related to prior healthcare asset sales, was relieved.

(4)          During the three months ended December 31, 2003, we recorded $1,688 of other expense comprised primarily of $143 of other expenses related to a change in actuarial assumptions on deferred compensation agreements, a gain of $151 from the surrender of a key man life policy, and expense of $1,606 related to the termination and on-going settlement of our employee retirement plan. During the year ended 2003, we recorded $3,050 of other expense comprised primarily of $1,448 of other expenses related to a change in actuarial assumptions on deferred compensation agreements, a gain of $1,209 on proceeds from the surrender of certain key man and split dollar life policies, and expense of $2,906 related to the termination and on-going settlement of our employee retirement plan.  During the year ended December 31, 2002, we recorded approximately $2,185 of other income to adjust amounts previously accrued related to our exit of our healthcare operations and a gain of approximately $469 on proceeds from the surrender of a key man life insurance policy.

La Quinta Corporation

Schedule C

Supplemental Non-GAAP Financial Data

(Unaudited)

	Three months ended		Twelve months ended
Adjusted EBITDA Reconciliation	December 31,		December 31,
(In thousands)	2003	2002	2003	2002
Net loss (per GAAP)	$(10,415)	$(26,793)	$(83,762)	$(507,753)
Add:
Interest, net	15,725	13,485	62,679	64,995
Depreciation and amortization	32,092	32,421	128,453	123,152
Impairment of property and equipment	192	7,947	67,302	36,731
Other expense (income) (1)	557	(248)	8,151	(14,621)
Minority interest	4,489	4,644	18,135	18,522
Income tax (benefit) expense (2)	(9,516)	(5,444)	(50,154)	181,530
Discontinued operations, net (3)	(451)	857	4,471	19,598
Cumulative effect of change in accounting principle, net (4)	—	—	—	248,358
Adjusted EBITDA (Non-GAAP)	$32,673	$26,869	$155,275	$170,512

(1)           See attached Schedule B for details.

(2)           Income tax expense for the year ended December 31, 2002 was $181,530 including net deferred tax expense of $196,520 associated with a non-recurring charge recorded in January 2002 to establish the net deferred tax liability of La Quinta as a result of our legal restructure.

(3)           Discontinued operations include three company﷓owned hotels and TeleMatrix, a business component that provides telephone equipment and software for the lodging industry. As a result, the separately identifiable results of operations of the components have been reported as results from discontinued operations for all periods presented. During the fourth quarter of 2003, the companies sold the three hotels and TeleMatrix for gross proceeds of $13,700 resulting in a gain on sales of $873.

(4)           As a result of the implementation of Statement of Financial Accounting Standards No. 142, we recorded a charge to earnings of approximately $248,358 to reflect an adjustment to goodwill.

Adjusted EBITDA Reconciliation (Current 2004 Outlook)
(In millions)
	Three months ended March 31, 2004	Full Year 2004
Net loss (per GAAP)	$(13)	$(51)
Add:
Interest, net	16	61
Depreciation and amortization	33	132
Minority Interest	5	18
Income tax (benefit) expense	(6)	(22)
Other expense (income)	—	27
Adjusted EBITDA (Non-GAAP)	$35	$165

La Quinta Corporation

Schedule D

Other Supplemental Information

	Three months ended		Twelve months ended
Capital Expenditures	December 31,		December 31,
(In millions)	2003	2002	2003	2002

Capital expenditures	$16	$37	$57	$117

Selected Balance Sheet Data
(In millions)
	December 31, 2003	December 31, 2002

Property and equipment, net	$2,144	$2,293
Cash and cash equivalents (A)	327	9
Investment in securities (B) (1)	122	56
Total assets	2,804	2,604
Total indebtedness (C)	895	721
Total liabilities	1,181	1,084
Minority interest (D)	206	206
Total shareholders’ equity (E)	1,417	1,314
Net debt to total capitalization Equal to (C-B-A)/(E+D+C-B-A)	22%	30%

(1)   Investment in securities are the 7.114% Exercisable Put Option Securities (the “Securities”) owned by the Company which relate to the $150 million principal amount of 7.114% Notes issued by the Company.

Debt Maturity Schedule
(In millions)
Year	At December 31, 2003
2004 (1)	$169
2005	116
2006	20
2007	210
2008	50
2009 and thereafter	330
Total debt	$895
Less: Cash	327
Less: Investment in securities(2)	122
Net debt	$446

(1)          The maturity schedule assumes the $150 million of 7.114% Notes due in 2011 are repaid by the Company at the option of the current holder or due to the Company exercising its call rights.

(2)          Investment in securities are the 7.114% Exercisable Put Option Securities owned by the Company which relate to the $150 million principal amount of 7.114% Notes issued by the Company.

La Quinta Corporation

Schedule E

Lodging Statistics

(Unaudited)

	Three months ended December 31, 2003			Three months ended December 31, 2002			Change
	Occ	ADR	RevPAR	Occ	ADR	RevPAR	Occ	ADR	RevPAR

Comparable Hotels (1,3)	61.2%	$55.10	$33.71	51.9%	$59.41	$30.82	9.3 pts	(7.3)%	9.4%
Company Owned (1)
Inns	59.8%	$52.15	$31.17	51.0%	$55.67	$28.36	8.8 pts	(6.3)%	9.9%
Inns & Suites	64.1%	$61.66	$39.55	53.2%	$67.75	$36.07	10.9 pts	(9.0)%	9.6%
Total	61.0%	$54.92	$33.48	51.5%	$58.87	$30.34	9.5 pts	(6.7)%	10.3%

	Twelve months ended December 31, 2003			Twelve months ended December 31, 2002			Change
	Occ	ADR	RevPAR	Occ	ADR	RevPAR	Occ	ADR	RevPAR

Comparable Hotels (1,2)	62.1%	$58.76	$36.50	59.8%	$60.62	$36.24	2.3 pts	(3.1)%	0.7%
Company Owned (1)
Inns	61.3%	$55.44	$33.99	58.7%	$56.77	$33.32	2.6 pts	(2.3)%	2.0%
Inns & Suites	63.4%	$66.07	$41.85	60.7%	$69.11	$41.98	2.7 pts	(4.4)%	(0.3% )
Total	61.9%	$58.42	$36.15	59.2%	$59.99	$35.53	2.7 pts	(2.6)%	1.7%

Hotel and Room Count Data

	December 31, 2003		December 31, 2002
	Number of Hotels	Number of Rooms	Number of Hotels	Number of Rooms
Comparable Hotels (1,2)	272	35,524	272	35,607
Company-Owned	276	36,054	284	37,133
Franchised Hotels	96	8,702	65	5,783
Total	372	44,756	349	42,916

__________________

(1)           Excludes franchised hotels and hotels held for sale.

(2)           Comparable hotels for the twelve months ended December 31, 2003 and 2002 excludes two hotels that were undergoing redevelopment at the beginning of 2002 and two hotels classified as held for sale, representing 530 rooms in aggregate.

(3)           Comparable hotels for the quarter ended December 31, 2003 and 2002 includes two more hotels than the year-to-date as a result of their reopening in the first quarter 2002.  See footnote 2.

###